EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Caraco Pharmaceutical Laboratories, Ltd.
Detroit, Michigan

          We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (the 1993 Stock Option Plan and the 1999 Equity Participation Plan) (File No. 333-104429) of our reports dated May 29, 2008 relating to the financial statements of Caraco Pharmaceutical Laboratories, Ltd. as of March 31, 2008 and 2007 and for the years ended March 31, 2008, 2007 and 2006, and to the internal control over financial reporting at March 31, 2008, which reports are included in Caraco’s Annual Report on Form 10-K.

/s/ Rehmann Robson

Troy, Michigan
June 9, 2008